INDEPENDENT AUDITOR'S CONSENT


We consent to the use in the Registration Statement and Prospectus of Panoramic Care Manager, Inc. of our report dated March 4, 1999, accompanying the financial statements of Panoramic Care Manager, Inc. contained in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.



/s/Hein + Associates LLP
HEIN + ASSOCIATES LLP


Denver, Colorado
April 9, 1999